Exhibit 99.1

MTM Technologies Announces Fiscal Year 2006 and Fourth Quarter Results

•	FY 2006 Revenue of $236.7 million increases 134% from FY 2005

•	Gross Margin of 20.9% for FY 2006 increases from 18.6% for FY 2005

•	Adjusted EBITDA of $4.5 million in FY 2006 increases significantly from a loss of $1.4 million in FY 2005

•	Fourth Quarter FY 2006 revenue of $71.1 million increases 89% from prior year and EBITDA of $1.2 million increases 289% from prior year

STAMFORD, CT - July 14, 2006 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced financial results for its fourth quarter and fiscal year ended March 31, 2006.

“Fiscal 2006 was a year of great accomplishments for MTM Technologies,” said Francis J. Alfano, Chief Executive Officer. “Operationally, we substantially completed the integration of the five companies we acquired since mid-2004, while maintaining client loyalty and expanding client service offerings. We have built out strong IT practices in major US markets and are a leading IT solution provider for key technology manufacturers. We are growing our technology outsourcing solutions business and our managed services offerings, and we are driving toward a national service platform. We more than doubled our sales, improved our product and services margins, and had strong EBITDA growth. We are projecting strong revenue growth for fiscal 2007 and continuing gross margin and EBITDA improvement.”

Key Highlights for Fiscal Year 2006

During fiscal 2006 the Company:

•	Raised an additional $19 million of preferred equity from its primary equity investors, Pequot Ventures and Constellation Ventures.
•	Entered into a $25 million secured credit agreement with Columbia Partners, LLC.
•	Entered into a $40 secured revolving credit facility with CIT Group/Business Credit, Inc. and Textron Financial Corporation.
•	Acquired Nexl, Inc., an $80 million revenue Boston-based managed service and storage solution provider.
•	Ended the year with an existing customer base of over 4,200 clients, 450 technical professionals and 160 salespersons and subject matter experts nationwide, working from its 26 locations.
•	Expanded its relationships and certifications with Citrix, Cisco, HP, and Microsoft.
•	Added national partner relationships with Avaya, EMC, SAVVIS, Sun, and VMware.
•	Received eight awards for excellence in providing access infrastructure solutions from Citrix Systems, Inc., more than any other North American-based Citrix business partner.
•	Received the VARBusiness 2006 Editor’s Choice award as a top North American technology integrator.

Fiscal Year 2006 Results

For the fiscal year ended March 31, 2006, net revenue was $236.7 million, an increase of 134% compared to the prior fiscal year. The significant growth in net revenue was driven primarily by the

Company’s acquisitions. For the fiscal year 2006, product revenue of $175.9 million and services revenue of $60.9 million increased 140% and 117%, respectively, compared to the prior fiscal year.

Adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”) for the fiscal year 2006 was $4.5 million, as compared to an EBITDA loss of $1.4 million for the prior fiscal year. EBITDA of $3.2 million for the fiscal year 2006 was adjusted to remove the effect of approximately $1.2 million in one-time charges related primarily to the settlement of compensation arrangements that occurred in the first fiscal quarter of 2006.

Net loss for the fiscal year of $8.5 million, or $0.99 per share, included $6.5 million of amortization, non-cash interest, and long-term accrued interest expense. For the prior fiscal year, net loss of $8.6 million, or $1.51 per share, included $4.9 million of amortization and non-cash interest expense.

Fiscal Fourth Quarter 2006 Results

Net revenue for the fourth fiscal quarter was $71.1 million, an increase of 89% compared to the prior fiscal year, with strong growth in both product and service revenue. The increase in net revenue from the prior year resulted primarily from the acquisition of Info Systems, Inc. on March 11, 2005, and the acquisition of Nexl, Inc. on December 1, 2005.

EBITDA for the fourth quarter was $1.2 million, an increase of 289% compared to the prior fiscal year.

Net loss for the fourth fiscal quarter of $2.1 million, or $0.19 per share, included $1.4 million of amortization, non-cash interest, and long-term accrued interest expense. For the comparable period in the prior fiscal year, the net loss of $4.4 million, or $0.65 per share, included $3.9 million of amortization and non-cash interest.

Restatement of Operating Results

The Company also announced that it has restated its operating results for fiscal year 2005 and certain quarters in that year and in fiscal year 2006 for the manner in which it accounted for certain acquisition-related costs. As disclosed in prior SEC filings, the Company considered all transition-related compensation expense for acquired-company employees planned to be separated after acquisition to be additional acquisition cost and accordingly an increase in goodwill. The Company has adjusted its reported results to reflect only the expense specifically identified as severance for acquired-company terminated employees as additional acquisition cost and reclassified the remaining related compensation costs to operating expenses. As a result of the restatement, the net loss for fiscal year 2005 increased by $0.17 per share and the net loss for second and fourth quarters of fiscal 2005 increased by $0.01 and $0.12 per share, respectively. The change in net loss in the third quarter did not impact the loss per share. Net loss for the first, second, and third quarters of fiscal 2006 will increase by $0.07, $0.10 and $0.02 per share, respectively. This restatement does not affect the Company’s cash position, net cash flow, or operating model.

Financial Outlook

Mr. Alfano stated, “After significantly increasing our service and infrastructure delivery capabilities as well as substantially integrating our acquired businesses during the past two years, the Company will focus on refining its operating model in fiscal 2007 to drive greater profitability. In particular, we will leverage our national infrastructure to further increase gross margins and reduce administrative costs, in addition to enhancing our back-office processes.”

For the quarter ended June 30, 2006, the Company expects sales in the range of $73 million to $75 million. For fiscal year 2007, the Company expects revenues to be in excess of $300 million, with service revenue representing about 23% to 25% of total revenue.

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, and amortization. A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release. EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies. Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization. In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies’ expectations or future events.

For more information, contact: Timothy Dolan Senior Managing Director Integrated Corporate Relations, Inc. 203-682-8200 timothy.dolan@ircinc.com	Michael El-Hillow Chief Financial Officer MTM Technologies, Inc. 203-975-3750 inverstorrelations@mtm.com

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (1)
(In thousands, except share data)

	March 31, 2006	March 31, 2005
ASSETS
Current assets:
Cash	$18,154	$4,010
Restricted cash	-	1,000
Accounts receivable - trade, net of allowance of $977 and $741, respectively	48,930	34,180
Inventories	3,762	3,408
Prepaid expenses and other current assets	4,740	2,360
Total current assets	75,586	44,958

Property and equipment	15,942	5,218
Goodwill	67,134	34,190
Identified intangible assets, net of amortization	6,574	6,471
Other assets	1,017	332
TOTAL ASSETS	$166,253	$91,169

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Secured revolving credit facilities	$14,916	$13,614
Inventory financing agreements	5,641	2,930
Current portion of promissory notes	667	366
Accounts payable and accrued expenses	37,727	21,370
Convertible subordinated promissory notes	-	13,321
Deferred revenue	5,370	4,522
Current portion of capital lease obligations	561	185
Total current liabilities	64,882	56,308

Secured promissory note	22,947	-
Warrants and future rights liability	-	6,335
Non-current portion of promissory notes	-	667
Non-current portion of capital lease obligation	1,011	281
Other long-term liabilities	695
Total liabilities	89,535	63,591

Shareholders’ equity:
Series A preferred stock, $.001 par value; 31,000,000 and 14,000,000 shares authorized; 20,024,832 and 9,101,968 shares issued and outstanding respectively	49,883	16,997
Common stock, $.001 par value; authorized 80,000,000 and 10,000,000 shares, respectively; issued and outstanding 11,490,537 and 7,376,239 shares respectively	12	8
Additional paid-in capital	54,121	29,397
Accumulated deficit	(27,298)	(18,824)
Total shareholders’ equity	76,718	27,578
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$166,253	$91,169

(1)   Information for fiscal year 2005 has been restated

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (1)
(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2006	2005	2006	2005
Net revenues:
Products	$54,627	$26,218	175,851	$73,161
Services	16,491	11,330	60,868	28,033
Total net revenues	71,118	37,548	236,719	101,194
Costs and expenses:
Cost of products sold	46,363	21,728	150,783	64,246
Cost of services provided	10,424	7,199	36,580	18,160
Selling, general and administrative	15,244	9,751	52,164	22,708
Total costs and expenses	72,031	38,678	239,527	105,114
Loss from operations	(913)	(1,130)	(2,808)	(3,920)
Interest expense	(1,081)	(3,227)	(5,425)	(4,686)
Loss before income tax provision	(1,994)	(4,357)	(8,233)	(8,606)
Provision for income taxes	62	13	241	13

Net loss	$(2,056)	$(4,370)	$(8,474)	$(8,619)
Net loss per common share:
Basic and Diluted	$(0.19)	$(0.65)	$(0.99)	$(1.51)

Weighted average number of common shares outstanding:
Basic and Diluted	10,738	6,674	8,542	5,714

(1)   Information for fiscal year 2005 has been restated

MTM Technologies, Inc. and Subsidiaries
EBITDA and Adjusted EBITDA Reconciliation (1)

	Three Months Ended		Year Ended
	March 31,		March 31,
(in thousands)	2006	2005	2006	2005

EBITDA (a)	$1,185	$305	$4,483	$(1,362)
Compensation arrangements (b)			1,244
Depreciation and amortization	2,098	1,435	6,047	2,558
Income tax expense	62	13	241	13
Interest expense (c)	1,081	3,227	5,425	4,686
Net loss	$(2,056)	$(4,370)	$(8,474)	$(8,619)

(a)	For the year ended March 31, 2006, represents Adjusted EBITDA.

(b)	Included in the year ended March, 31, 2006 is a one-time charge of $1.2 million related primarily to the settlement of compensation arrangements with certain former executives.

(c)	Included in the year ended March 31, 2006 is $3.2 million of non cash interest expense incurred during the first fiscal quarter of 2006 related to the convertible notes.

(1)   Information for fiscal year 2005 has been restated